                                                                     EXHIBIT 11

                         GIGA INFORMATION GROUP, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                       MARCH 17 TO   (UNAUDITED)    SIX MONTHS
                                       DECEMBER 31,  MARCH 17 TO  ENDED JUNE 30,
                                           1995     JUNE 30, 1995      1996
                                       ------------ ------------- --------------
Historical
  Loss from continuing operations....   $   (5,212)  $     (733)    $  (10,049)
  Net loss available to common stock-
   holders...........................   $   (3,722)  $     (432)    $  (12,439)
                                        ==========   ==========     ==========
  Weighted average common and common
   equivalent shares outstanding.....    4,787,368    3,600,000      5,480,867
  Potentially dilutive instruments
   under SAB No. 83(1)...............    8,673,496    8,673,496      8,673,496
                                        ----------   ----------     ----------
  Weighted average common and common
   equivalent shares outstanding.....   13,460,864   12,273,496     14,154,363
                                        ==========   ==========     ==========
Loss per common and common equivalent
 share:
  Loss per common and common equiva-
   lent share from continuing opera-
   tions.............................   $    (0.39)  $    (0.06)    $    (0.71)
  Net loss per common and common
   equivalent share..................   $    (0.28)  $    (0.04)    $    (0.88)
                                        ==========   ==========     ==========

                                                    MARCH 17 TO    SIX MONTHS
                                                    DECEMBER 31, ENDED JUNE 30,
                                                        1995          1996
                                                    ------------ --------------
Pro forma:
  Loss from continuing operations                    $   (5,212)   $  (10,049)
  Net loss available to common stockholders........  $   (3,722)   $  (12,439)
                                                     ==========    ==========
  Weighted average common and common equivalent
   shares outstanding(2)...........................   6,155,789     7,660,867
  Potentially dilutive instruments under SAB No.
   83(1)...........................................   8,673,496     8,673,496
                                                     ----------    ----------
  Pro forma weighted average common and common
   equivalent shares
   outstanding.....................................  14,829,285    16,334,363
                                                     ==========    ==========
Pro forma loss per common share:
  Pro forma loss per common and common equivalent
   share from continuing operations................  $    (0.35)   $    (0.61)
  Pro forma net loss per common and common equiva-
   lent share......................................  $    (0.25)   $    (0.76)
                                                     ==========    ==========

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(1) In accordance with Securities and Exchange Commission Staff Accounting
    Bulletin No. 83 ("SAB No. 83"), all common equivalent shares and other potentially dilutive instruments (including stock options and warrants) issued during the twelve month period prior to the initial filing date of the Company's initial public offering Registration Statement have been included in the calculation as if they were outstanding for all periods presented.

(2) Pro forma weighted average common and common equivalent shares outstanding reflect the conversion of outstanding shares of redeemable Series A Preferred Stock into shares of Common Stock.